UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 20, 2010

NATIONAL COAL CORP.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	0-26509 (Commission File Number)	65-0601272 (I.R.S. Employer Identification No.)

8915 George Williams Road
Knoxville, Tennessee 37923
(Address of Principal Executive Offices/Zip Code)

(865) 690-6900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.  below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On April 20, 2010 our wholly-owned subsidiary, National Coal Corporation, entered into a coal lease agreement (the “Coal Lease”) with Ranger Energy Investments, LLC (“Ranger Energy”) in connection with the sale of assets to Ranger Energy as described in Item 2.01 below.  Pursuant to the Coal Lease, Ranger Energy is leasing mineral rights on approximately 22,000 acres of the New River Tract in Eastern Tennessee. Ranger Energy shall make royalty payments of 6% to 8% of applicable revenues calculated upon the amount of coal mined and sold from the subject property, subject to an annual minimum amount. The term of the Coal Lease extends to July 4, 2093, but may be terminated upon 60 days prior written notice by Ranger Energy.

Item 2.01              Completion of Acquisition or Disposition of Assets.

On April 20, 2010, National Coal Corporation completed the sale of certain real and personal property assets located on the New River Tract in Eastern Tennessee to Ranger Energy for $11.8 million in accordance with the terms and conditions of an Asset Purchase Agreement entered into among the parties on April 8, 2010 and amended on April 16, 2010 (as amended, the “Purchase Agreement”). The purchase price was payable in cash and the assumption by Ranger Energy of approximately $6.6 million of accounts payable the Company owed to an affiliate of Ranger Energy.  The purchase price included approximately $1.8 million in cash for payment for coal inventories on the property at closing.  Ranger Energy also entered into the Coal Lease for a portion of the Company’s coal reserves also located on the New River Tract. In addition to the purchase price for the assets, we also received from Ranger Energy the return of approximately $1.9 million in cash that was previously pledged to secure reclamation bonds and other liabilities associated with the New River Tract operation.  The Company will also receive a $3.00 per ton overriding royalty for each ton of coal sold by Ranger Energy pursuant to a coal supply agreement acquired by Ranger Energy in connection with the transaction.

We used a portion of the sale proceeds to repay the $4.5 million outstanding balance under the $5.0 million short-term revolving credit facility we entered into in April 2009 with Next View Partners, LLC, which indebtedness otherwise would have matured in December 2010.  Ranger Investments, LLC, an affiliate of Ranger Energy, was the current holder of the $4.5 million of indebtedness and successor in interest of the $5.0 million credit facility.  The repayment was completed on April 20, 2010 and all security interests under the credit facility were released.

On April 22, 2010, we issued a press release announcing the closing of the sale transaction, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01              Financial Statements and Exhibits.

(b)           Pro Forma Financial Information

The unaudited pro forma consolidated balance sheet of the Registrant as of December 31, 2009, and the unaudited pro forma condensed consolidated statement of operations of the

Registrant for the year ended December 31, 2009, giving effect to the disposition of certain assets are being filed as Exhibit 99.2 to this Form 8-K (and are included herein).

(d)           Exhibits.

The following exhibits are filed herewith:

Exhibit
Number                Description

99.1                      Press release issued by National Coal Corp., dated April 22, 2010

99.2                      Unaudited Pro Forma Consolidated Financial Statements

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL COAL CORP.

Date: April 26, 2010	By: /s/ Les Wagner Les Wagner Acting Chief Financial Officer and Vice President